                                   AGREEMENT

                                BY AND BETWEEN


                           FIRST SEISMIC CORPORATION
                                      and
                              FORTESA CORPORATION


                                      AND


                           BENTON OIL AND GAS COMPANY
                                      and
                   BENTON OIL AND GAS COMPANY (SENEGAL), LTD.


                                  THIES BLOCK

                            DATED: OCTOBER 23, 1999

                                TABLE OF CONTENTS

ARTICLE 1:    DEFINITIONS                                               1

              1.1    CERTAIN DEFINED TERMS                              1

ARTICLE  2:   PETROSEN RELEASE                                          3

              2.1    RELEASE                                            3
              2.2    FAILURE TO OBTAIN RELEASE                          3

ARTICLE  3:   STOCK ACQUISITION                                         4

              3.1    PREFERRED SHARES                                   4
              3.2    PURCHASE PRICE                                     4
              3.3    ESCROW                                             4
              3.4    PIPELINE PURCHASE ORDER                            4
              3.5    CONVERSION OF PREFERRED SHARES                     5

ARTICLE  4:   ADDITIONAL EQUITY                                         5

              4.1    ADDITIONAL EQUITY                                  5
              4.2    TERMS OF ADDITIONAL EQUITY                         6

ARTICLE  5:   CONSTRUCTION LOAN                                         6

              5.1    CONSTRUCTION LOAN                                  6

ARTICLE  6:   PIPELINE REIMBURSEMENT                                    6

ARTICLE  7:   ASSIGNMENT AND RELEASE AND INDEMNIFICATION                7

ARTICLE  8:   REPRESENTATIONS OF FIRST AND FORTESA                      8

              8.1    OWNERSHIP OF THE STOCK                             8
              8.2    ORGANIZATION AND GOOD STANDING;
                     QUALIFICATION                                      9
              8.3    CAPITALIZATION                                     9
              8.4    AUTHORIZATION AND VALIDITY                         9
              8.5    FINANCIAL STATEMENTS                              10
              8.6    NO VIOLATION                                      10
              8.7    FINDER'S FEE                                      11
              8.8    PENDING CLAIMS                                    11
              8.9    COMMITMENTS                                       11
              8.10   COMPLIANCE WITH LAWS                              11
              8.11   TAXES                                             12
                     (a) FILING OF TAX RETURNS                         12


                     (b) PAYMENT OF TAXES                              12

ARTICLE 9:    REPRESENTATIONS OF BENTON AND BENTON SENEGAL             13

              9.1    ORGANIZATION AND GOOD STANDING                    13
              9.2    AUTHORIZATION AND VALIDITY                        13
              9.3    NO VIOLATION                                      14
              9.4    FINDER'S FEE                                      14
              9.5    ABSENCE OF BANKRUPTCY PROCEEDINGS                 14

ARTICLE 10:   ACCESS TO INFORMATION AND INSPECTION; DUE DILIGENCE      14

              10.1   RECORDS AND FILES                                 14

ARTICLE 11:   CLOSING CONDITIONS                                       15

              11.1   FIRST AND FORTESA'S CLOSING CONDITIONS            15
              11.2   BENTON'S AND BENTON SENEGAL'S CLOSING CONDITIONS  15


ARTICLE 12:   CLOSING                                                  15
              12.1   CLOSING                                           15
              12.2   CLOSING OBLIGATIONS OF FIRST AND FORTESA          16
              12.3   CLOSING OBLIGATIONS OF BENTON AND BENTON SENEGAL  16
              12.4   CLOSING OBLIGATIONS OF BENTON AND FIRST           17

ARTICLE 13:   DEFAULT AND TERMINATION                                  17

              13.1   REMEDIES                                          17
              13.2   RIGHT OF TERMINATION                              18

ARTICLE 14:   MISCELLANEOUS                                            18
              14.1   ARBITRATION                                       18
              14.2   CONFIDENTIALITY                                   18
              14.3   PUBLIC ANNOUNCEMENTS                              18
              14.4   NOTICES                                           19
              14.5   POST-CLOSING                                      20
              14.6   ENTIRE AGREEMENT                                  20
              14.7   GOVERNING LAW                                     21
              14.8   COUNTERPARTS                                      21
              14.9   WAIVER                                            21


                                     - II -

              14.10  BINDING EFFECT; ASSIGNMENT                        21
              14.11  TIME PERIODS                                      21
              14.12  CONSTRUCTION                                      22
              14.13  BOARD APPROVAL                                    22

                                   AGREEMENT


         THIS AGREEMENT, dated effective as of the 23rd day of October, 1999, is by and between First Seismic Corporation, a Delaware corporation ("First") and its wholly owned subsidiary Fortesa Corporation, a Texas corporation ("Fortesa"), and Benton Oil and Gas Company, a Delaware corporation ("Benton"), and Benton Oil and Gas Company (Senegal), Ltd., a corporation registered under the laws of the Cayman Islands ("Benton Senegal").

                              W I T N E S S E T H:

         WHEREAS, by instrument dated December 17, 1997, the Societe Des Petroles Du Senegal ("Petrosen") entered into a farmout agreement (the "Farmout") with Fortesa and Benton to explore and exploit hydrocarbons and undertake certain work programs in connection with Petrosen's Thies Block in the onshore area of the Republic of Senegal (the "Thies Block"); and

         WHEREAS, Fortesa desires to assume Benton's rights and obligations under the Farmout, and Benton is willing to accommodate Fortesa's desires, all subject to certain terms and conditions more fully set forth hereinafter;

         NOW, THEREFORE, for and in consideration of the mutual covenants, agreements, representations and warranties set forth in this Agreement, the parties to this Agreement hereby agree as follows:


                                   ARTICLE 1
                                  DEFINITIONS

         1.1 CERTAIN DEFINED TERMS. The following terms, as used in this Agreement, have the following meanings:

         "Additional Equity" shall have the meaning given to it in Section 4.1.

         "Agreement" means this Agreement between Benton, Benton Senegal, First and Fortesa.

       "Assignment and Release" means the document attached hereto as Exhibit B.

       "Closing" is defined in Section 12.1.

       "Closing Date" is defined in Section 12.1.

       "Escrowed Funds" shall have the meaning given to it in Section 3.3.

       "Farmout" means that certain farmout agreement dated December 17, 1997, entered into by Petrosen with Fortesa and Benton to explore and exploit hydrocarbons and undertake certain work programs in connection with Petrosen's Thies Block in the onshore area of the Republic of Senegal.

       "Farmout Rights" means all of Benton's and Benton Senegal's rights under the Farmout, the Memorandum of Understanding of November 25, 1997, between Benton, Fortesa and Petrosen, the Memorandum of Understanding dated December 17, 1997, between Fortesa and Benton, the Joint Operating Agreement dated January 16, 1998 between Benton Senegal, Fortesa and Petrosen and all other documents, agreements or rights related to the Farmout.

       "Governmental Authorizations" shall have the meaning given to it in
Section 8.10.

       "Letter of Intent" shall have the meaning given to it in Section 3.4.

       "Petrosen" means Societe Des Petroles Du Senegal.

       "Petrosen Release" shall have the meaning given to it in Section 2.1.

       "Pipeline" shall have the same meaning as given it in the Farmout.

       "Preferred Shares" shall have the meaning given to it in Section 3.1.

       "Purchase Order" shall have the meaning given to it in Section 3.4.

       "Purchase Price" means the sum of one million three hundred fifty thousand and no/100 ($1,350,000.00) dollars U.S.

       "Tax Returns" means any reports, including all schedules or attachments thereto, required to be filed by First in connection with any tax by the United States or any state or any political subdivision thereof or any foreign jurisdiction to be filed on or before the Closing Date.


                                   ARTICLE 2
                                PETROSEN RELEASE

         2.1 RELEASE. Fortesa shall continue to exercise its most vigorous efforts in good faith to secure from Petrosen in writing a complete and absolute release of Benton and Benton Senegal of any and all rights and obligations that they jointly or severally may have under the Farmout Agreement ("Petrosen Release"), which release shall be substantially in the form attached hereto as Exhibit A.

         2.2 FAILURE TO OBTAIN RELEASE. In the event Fortesa is unable to obtain and furnish the Petrosen Release to Benton by the seventh (7th) day following the issuance of the Purchase Order referred to in Section 3.4 hereinafter, Benton shall have the option, but not the obligation to require that (i) the Escrowed Funds referred to in Section 3.3 hereinafter be promptly returned to Benton, (ii) this Agreement be IPSO FACTO terminated and that the parties hereto shall further obligations hereunder.

                                   ARTICLE 3
                               STOCK ACQUISITION

         3.1 PREFERRED SHARES. Subject to the completion of its due diligence and satisfaction of the conditions of Closing, Benton hereby agrees to acquire on behalf of itself or Benton Senegal from First 135,000 shares of First's $0.01 par preferred stock ("Preferred Shares") for the sum of one million three hundred fifty thousand and no/100 ($1,350,000.00) dollars U.S. payable as set forth in Section 3.2 below ("Purchase Price").

         3.2 PURCHASE PRICE. The Purchase Price shall be payable by the payment of seven hundred fifty thousand and no/100 ($750,000.00) dollars U.S. in cash with the balance due of six hundred thousand and no/100 ($600,000.00) dollars U.S. being satisfied by a credit for that amount against expenditures relative to the Farmout previously made by Benton and/or Benton Senegal, and First and Fortesa hereby acknowledge the prior incurring and relevance of such expenditures.

         3.3 ESCROW. The cash portion of the purchase price for the Preferred Shares shall be placed in escrow ("Escrowed Funds") contemporaneously with the execution of this Agreement, subject to the terms and conditions of the Escrow Agreement attached hereto as Exhibit B.

         3.4 PIPELINE PURCHASE ORDER. Upon Fortesa obtaining a letter of intent to fund the Additional Equity referred to in Section 4.1 hereinafter in a form and with proposed investors whose financial condition are reasonably satisfactory to Benton ("Letter of Intent"), Fortesa shall issue a purchase order relative to the manufacture of pipe to be used in construction of the pipeline ("Pipeline") referred to in the Farmout ("Purchase Order").

         3.5 CONVERSION OF PREFERRED SHARES.

         (a) Commencing three (3) years from the date hereof, First shall have the right to redeem Benton's preferred shares free and clear of prior liens or encumbrances upon terms to be mutually agreed upon, with the intention that funds for such redemption shall come from a portion of the net cash flow from the Thies Block operations after the satisfaction by Fortesa of the commitments already made pursuant to the Farmout.

         (b) Alternatively, Benton shall have the right at its option to convert its preferred shares into common shares of First on a schedule to be mutually agreed and at a conversion rate based on one dollar liquidation value to one common share, or upon terms to be mutually agreed.

         (c) If Benton exercises its common stock conversion option above, then Benton shall have the right to sell any or all of its common shares into a successful First secondary public offering and receive the net market proceeds per share received by First from such an offering. If the quantity of shares to be sold by selling shareholders in such offering is limited by underwriters or other reason, First agrees to dedicate to Benton up to fifty (50%) percent of the selling shareholders' stock permitted to be sold in such offering.


                                   ARTICLE 4
                               ADDITIONAL EQUITY

         4.1 ADDITIONAL EQUITY. Commencing as of the date of this Agreement, First shall undertake a bona fide effort in good faith to raise within a period of sixty (60) days from the date hereof, a minimum of five hundred thousand and no/100 ($500,000.00) dollars U.S. in additional private capitalization ("Additional Equity").

         4.2 TERMS OF ADDITIONAL EQUITY. In no event shall the terms under which the Additional Equity is raised be more favorable than those pursuant to which Benton or Benton Senegal acquires the Preferred Shares; notwithstanding if such terms should be more favorable then the parties hereto agree that the terms pursuant to which Benton or Benton Senegal acquires or is to acquire the Preferred Shares shall be adjusted accordingly.


                                   ARTICLE 5
                               CONSTRUCTION LOAN

         5.1 CONSTRUCTION LOAN. At such time as First has obtained the Letter of Intent it shall promptly commence a bona fide effort in good faith to obtain a binding and bona fide commitment for an interim construction loan in an amount of up to one million and no/100 ($1,000,000.00) dollars U.S. for construction of the Pipeline.


                                   ARTICLE 6
                             PIPELINE REIMBURSEMENT

         6.1 Within ninety (90) days after the completion of the Pipeline installation, Fortesa shall submit to Benton a full accounting of its costs associated with the Pipeline. If the cumulative costs are less than one million nine hundred forty and no/100 ($1,940,000.00) dollars U.S., Fortesa shall pay to Benton the difference between that sum and the actual cumulative costs up to a total of fifty-five thousand and no/100 ($55,000.00) dollars U.S. as reimbursement for the actual surveying costs paid by Benton.

                                   ARTICLE 7
                   ASSIGNMENT AND RELEASE AND INDEMNIFICATION

       7.1 At such time as the Escrowed Funds are to be released to Fortesa pursuant to the terms of the Escrow Agreement, the parties hereto shall enter into the Assignment and Release attached hereto as Exhibit C ("Assignment and Release") pursuant to which Benton and Benton Senegal shall assign to Fortesa all of their rights under the Farmout, the Memorandum of Understanding of November 25, 1997, between Benton, Fortesa and Petrosen, the Memorandum of Understanding dated December 17, 1997, between Fortesa and Benton, the Joint Operating Agreement dated January 16, 1998 between Benton Senegal, Fortesa and Petrosen and all other documents, agreements or rights related to the Farmout (in the aggregate "Farmout Rights"), and First and Fortesa shall release Benton and Benton Senegal from and indemnify them against any and all obligations to Fortesa and First under the Farmout Rights. The Assignment and Release shall be deemed to include all contracts, agreements and understandings between Benton and/or Benton Senegal and any other party related or pertaining to the Thies Block (including, without limitation, all confidentiality and non-competition agreements entered into by Benton or Benton Senegal). The Assignment and Release shall also be deemed to include all data related to the Thies Block (both written and electronic or digitized). As soon as possible following the delivery to Fortesa of the duly executed Assignment and Release, Benton shall cause to be delivered to Fortesa all such contracts and data (Benton shall be entitled to retaining copies of any of the items to be delivered, or Benton shall be permitted access to any of such documents or data during normal business hours upon its request for a period of four (4) years following the delivery of the Assignment and Release.) In addition to the foregoing, within 60 days following the delivery to Fortesa of the Assignment and Release, Benton shall have prepared and shall deliver to Fortesa a full and complete accounting of all expenses incurred and all credits received by Benton and/or Benton Senegal in connection with the Thies Block. The Assignment and Release shall be deemed to include the conveyance to Fortesa of all credits to which Benton or Benton Senegal may be entitled under the terms of the Farmout or the Farmout

Rights. Notwithstanding anything contained herein to the contrary, the Parties hereto acknowledge that certain of the aforementioned data and other materials may be subject to licensing and other agreements which shall preclude Benton and/or Benton Senegal from delivering them to Fortesa.

         7.2 The release and indemnification of Benton and Benton Senegal by First and Fortesa in the Assignment and Release is limited to the duties and obligations of Benton and Benton Senegal under the terms and provisions of the Farmout and the related agreements described in Section 7.1, above. By their execution and delivery to Benton and Benton Senegal of the Assignment and Release, neither First nor Fortesa is assuming any liability or obligation of Benton or Benton Senegal under the laws of the Republic of Senegal for the acts or omissions of Benton or Benton Senegal outside of their duties and obligations provided for in the various agreements which are described in Section 7.1.

         7.3 By their execution and delivery to Fortesa of the Assignment and Release, Benton and Benton Senegal shall be deemed to have released Fortesa and First from any and all claims that either of the former may have against the latter arising out of any of the agreements referred to in the preceding Section 7.1, and Fortesa shall be deemed to have performed fully all of its duties and obligations to Benton and Benton Senegal under all of the terms and provisions of such agreements.


                                   ARTICLE 8
                      REPRESENTATIONS OF FIRST AND FORTESA

         First and Fortesa hereby represent and warrant to Benton and Benton Senegal that:

         8.1 OWNERSHIP OF THE STOCK. First, to the extent the Preferred Shares have not yet been issued, has the right to issue them, and to the extent they have been issued, First owns, beneficially and of record, good and marketable title to the Preferred Shares, all free and clear of all security interests, liens, adverse claims, proxies, options, stockholders' agreements and other encumbrances, but subject to restrictions on transfers thereof imposed by the applicable securities laws and the regulations issued thereunder. At the Closing, subject to the terms and conditions of this Agreement, First will convey to Benton good and marketable title to the Preferred Shares, free and clear of all security interests, liens, adverse claims, proxies, options, stockholders' agreements and other encumbrances. There exist no options, warrants, subscriptions, conversion rights, rights of first refusal, or other rights to purchase, or securities convertible into or exchangeable for, the Preferred Shares.

         8.2 ORGANIZATION AND GOOD STANDING; QUALIFICATION. First and Fortesa are corporations duly organized, validly existing and in good standing under the laws of their states of incorporation, with all requisite corporate power and authority to carry on the business in which they are engaged, to own the properties they own, to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

         8.3 CAPITALIZATION. As of the date of this Agreement, the authorized capital stock of First consists of eleven million shares of capital stock, comprised of (i) ten million shares of common stock, $0.01 par value, of which 9,046,867 shares are issued and outstanding, and (ii) one million shares of preferred stock, $1.00 par value per share, 50,000 of which are issued or outstanding. All of the issued and outstanding shares have been validly issued, are fully paid and nonassessable, and were issued free of preemptive rights, in compliance with any rights of first refusal, and in compliance with all legal requirements.

         8.4 AUTHORIZATION AND VALIDITY. The execution, delivery and performance by First and Fortesa of this Agreement and the other agreements contemplated hereby to which either or both of them are or will be a party, and the consummation by either or both of them of the transactions contemplated hereby and thereby, have been duly authorized. This Agreement has been, and each other agreement contemplated hereby to which First and/or Fortesa is or will be a party will as of the Closing Date be, duly executed and delivered and constitutes or will constitute the legal, valid and binding obligation of First and Fortesa, enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally and subject to principles of equity and public policy that affect enforceability of agreements generally. First and Fortesa have the full right, power, and authority to make the representations, warranties, covenants, indemnities, and agreements herein.

         8.5 FINANCIAL STATEMENTS. First has furnished to Benton the Financial Statements, attached as Schedule 8.5. The Financial Statements fairly present, in accordance with GAAP applied on a basis consistent with prior periods, the consolidated financial position and results of operations and cash flow of First as of the dates and for the periods indicated. There are no bankruptcy, reorganization or arrangement proceedings pending against, being contemplated by, or to First's knowledge threatened against, First or Fortesa.

         8.6 NO VIOLATION. Neither the execution, delivery or performance of this Agreement or the other agreements contemplated hereby nor the consummation of the transactions contemplated hereby or thereby will (i) conflict with, or result in a violation or breach of the terms, conditions and provisions of, or constitute a default under, the Articles of Incorporation or Bylaws of First or Fortesa or any material agreement, indenture or other instrument under which First and/or Fortesa is bound or (ii) violate or conflict with any judgment, decree, order, statute, rule or regulation of any Governmental Authority having jurisdiction over First or the properties or assets of First or Fortesa.

         8.7 FINDER'S FEE. Neither First nor Fortesa has incurred any obligation for any finder's, broker's or agent's fee in connection with the transactions contemplated herein; provided, however, that in the event any such obligation is alleged, First and Fortesa shall indemnify and hold Benton harmless from any loss, cost, or expense with respect thereto.

         8.8 PENDING CLAIMS. There are no suits, legal actions, claims, demands, tax liens, or controversies, no governmental proceeding or investigation, or no administrative, conservation, regulatory or arbitration proceedings pending, or, to the best of First's and Fortesa's knowledge, threatened against First or Fortesa before any court, or by or before any governmental commission, bureau or any regulatory authority, that if decided adversely to the interest of First or Fortesa could adversely affect them or the rights of Benton under this Agreement or the documents to be delivered at the Closing. Neither First nor Fortesa has knowledge of any set of facts or situation that is reasonably likely to give rise to any such suit, action, proceeding or investigation that is reasonably likely to result in an uninsured liability in excess of one hundred thousand and no/100 ($100,00.00) dollars U.S. Neither First nor Fortesa is (i) subject to any material continuing court or administrative order, writ, injunction or decree applicable specifically to First or Fortesa or to their respective business, assets, operations or employees or (ii) in default with respect to any such order, writ, injunction or decree.

         8.9 COMMITMENTS. To the best of First's and Fortesa's knowledge, neither is in default under, nor has any event occurred that with the giving of notice or lapse of time or both would constitute a default by First or Fortesa under any material contract or arrangement that involves the payment of money.

         8.10 COMPLIANCE WITH LAWS. To the best of their knowledge, except for First's filing of its SEC reports, First and Fortesa have complied with all laws and has filed with the proper authorities all necessary statements and reports the failure to comply with or to file would have a material adverse effect on either of them, there are no existing material violations by First or Fortesa of any law that would adversely affect the property or business of First and Fortesa and they possess all necessary material licenses, franchises, permits and governmental authorizations, in full force and effect, to conduct their business as now conducted (collectively, "Governmental Authorizations"), First and Fortesa are not in material violation of any Governmental Authorization, and no proceeding is pending, or to the knowledge of First or Fortesa, threatened, which purports to challenge, revoke or limit any Governmental Authorization.

         8.11 TAXES.

         (a) FILING OF TAX RETURNS. First and Fortesa have duly and timely filed or will duly and timely file (in accordance with any extensions duly granted by the appropriate governmental agency, if applicable) with the appropriate governmental agencies all returns (including information returns) and reports, including all schedules or attachments thereto, required by the United States or any state or any political subdivision thereof or any foreign jurisdiction to be filed on or before the Closing Date by First and/or Fortesa in connection with any tax ("Tax Returns"). All such Tax Returns are, or will be, complete and accurate and properly reflect the taxes of First and Fortesa for the periods covered hereby. First and Fortesa have duly and timely filed or will duly and timely file (in accordance with any extensions duly granted by the appropriate governmental agency, if applicable) all consolidated and combined unitary Tax Returns required to be filed for each taxable period through and including the Closing Date which Tax Returns were required to include Fortesa. All such Tax Returns are, or will be, complete and accurate and properly reflect the taxes of First and Fortesa for the periods covered thereby.

         (b) PAYMENT OF TAXES. First and Fortesa have paid or accrued all taxes that have become due with respect to any Tax Returns that they have filed.

                                   ARTICLE 9
                  REPRESENTATIONS OF BENTON AND BENTON SENEGAL

         Benton and Benton Senegal represent to First and Fortesa that:

         9.1 ORGANIZATION AND GOOD STANDING.

         (a) Benton is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite corporate power and authority to carry on the business in which it is engaged, to own the properties it owns, to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

         (b) Benton Senegal is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with all requisite corporate power and authority to carry on the business in which it is engaged, to own the properties it owns, to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

         9.2 AUTHORIZATION AND VALIDITY. The execution, delivery and performance by Benton and Benton Senegal of this Agreement and the other agreements contemplated hereby to which Benton and/or Benton Senegal is or will be a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized. This Agreement has been, and each other agreement contemplated hereby to which Benton and/or Benton Senegal is or will be a party will as of the Closing Date be, duly executed and delivered and constitutes or will constitute legal, valid and binding obligations of Benton and Benton Senegal, enforceable against them in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally and subject to principles of equity and public policy that affect enforceability of agreements generally.

         9.3 NO VIOLATION. Neither the execution, delivery or performance of this Agreement or the other agreements contemplated hereby nor the consummation of the transactions contemplated hereby or thereby will (i) conflict with, or result in a violation or breach of the terms, conditions and provisions of, or constitute a default under, the Articles of Incorporation or Bylaws of Benton or Benton Senegal or any material agreement, indenture or other instrument under which either of them is bound or (ii) violate or conflict with any judgment, decree, order, statute, rule or regulation of any Governmental Authority having jurisdiction over Benton and Benton Senegal or the properties or assets of Benton and Benton Senegal.

         9.4 FINDER'S FEE. Neither Benton nor Benton Senegal has not incurred any obligation for any finder's, broker's or agent's fee in connection with the transactions contemplated hereby.

         9.5 ABSENCE OF BANKRUPTCY PROCEEDINGS. There are no bankruptcy, reorganization or arrangement proceedings pending against, being contemplated by, or to Benton's and/or Benton Senegal's knowledge threatened against either of them.

                                     ARTICLE 10

                ACCESS TO INFORMATION AND INSPECTION; DUE DILIGENCE

         10.1 RECORDS AND FILES. From the date hereof until the Closing, First and Fortesa will give or cause to be given to Benton and its representatives at reasonable times during normal business hours reasonable access to examine, at their actual location, all accounting records, payments, receipts, books, records, board minutes books, proxy statements, annual reports, United States Securities and Exchange Commission ("SEC") compliance filings, federal, state and foreign tax returns and records, significant contracts, equity and other agreements pertaining to First and Fortesa insofar as the same may now be in existence and in the possession or control of First or Fortesa.

                                   ARTICLE 11
                               CLOSING CONDITIONS

         11.1 FIRST AND FORTESA'S CLOSING CONDITIONS. The obligations of First and Fortesa under this Agreement are subject, at the option of First, to the satisfaction at or prior to the Closing of the following conditions:

         All representations of Benton and Benton Senegal contained in Article 9 will be true in all material respects at and as of the Closing as if such representations were made at and as of the Closing, and Benton and Benton Senegal will have performed and satisfied all agreements required by this Agreement to be performed and satisfied by them at or prior to the Closing.

         11.2 BENTON'S AND BENTON SENEGAL'S CLOSING CONDITIONS. The obligations of First and Fortesa under this Agreement are subject, at the option of Benton, to the satisfaction at or prior to the Closing of the following conditions:

         All representations of First and Fortesa contained in Article 8 will be true in all material respects at and as of the Closing as if such representations were made at and as of the Closing, and First and Fortesa will have performed and satisfied all agreements required by this Agreement to be performed and satisfied by them at or prior to the Closing.


                                   ARTICLE 12
                                    CLOSING

         12.1 CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") will be held at 10:00 a.m., at the offices of Benton, 6267 Carpinteria Avenue, Suite 200, Carpinteria, California, within no later than seventy-two (72) hours after receipt by Benton of notification from First and/or Fortesa that they are prepared to deliver the Petrosen Release to Benton and to satisfy Benton's conditions of Closing and execute and deliver to Benton the Assignment and Release, or at such other date or place as the parties may agree in writing (the "Closing Date"). At the Closing, in addition to compliance with Sections 12.2 and 12.3 hereinafter, the parties hereto shall execute and deliver the Assignment and Release and all other documents contemplated herein not previously executed and delivered.

         12.2 CLOSING OBLIGATIONS OF FIRST AND FORTESA. At Closing, First and Fortesa will deliver to Benton the following:

         (a) Certificates representing all of the Preferred Shares, duly endorsed and in proper form for transfer to Benton by delivery under applicable law, or accompanied by duly executed instruments of transfer in blank;

         (b) A copy of resolutions of the Board of Directors of First authorizing the execution, delivery and performance of this Agreement and all related documents and agreements, certified by the Secretary of First as being true and correct copies of the originals thereof subject to no modifications or amendments;

         (c) A certificate of an executive officer of First, dated the Closing Date (i) as to the truth and correctness of the representations of First and Fortesa under Article 8 as of the Closing Date, (ii) as to the performance of and compliance by First and Fortesa with the obligations of First and Fortesa contained herein on and as of the Closing Date and (iii) certifying that all conditions precedent of First and Fortesa to the Closing have been satisfied or are waived.

         (d) The Petrosen Release

         12.3 CLOSING OBLIGATIONS OF BENTON AND BENTON SENEGAL. At Closing, Benton will deliver to First and Fortesa the following:

         (a) A copy of the Unanimous Action or other resolution of the Board of Directors of Benton authorizing the execution, delivery and performance of this Agreement and all related documents and agreements, each certified by Benton's Secretary as being true and correct copies of the originals thereof subject to no modifications or amendments;

         (b) A certificate of an officer of Benton, dated the Closing Date (i) as to the truth and correctness of the representations of Benton and Benton Senegal under Article 9 on and as of the Closing Date, (ii) as to the performance of and compliance by Benton or Benton Senegal with all covenants contained herein on and as of the Closing Date and (iii) certifying that all conditions precedent of Benton and Benton Senegal to the Closing have been satisfied or are waived.

         (c) Subsequent to the Closing, the terms provided for in Section 7.1 within the time period set forth in such section.

         12.4 CLOSING OBLIGATIONS OF BENTON AND FIRST. Upon satisfaction of the obligations contained in sections 12.2 and 12.3 above, Benton and First shall jointly give the written notice referred to in Section 2 (b) of the Escrow Agreement to the Escrow Agent and execute the Assignment and Release.


                                 ARTICLE 13
                           DEFAULT AND TERMINATION

         13.1 REMEDIES. Subject to the provisions of Section 14.1 hereinafter, upon failure of either party to comply with this Agreement by the Closing Date, as it may be extended in accordance with this Agreement, the other party will be entitled to pursue, exercise and enforce any and all remedies, rights, powers and privileges available at law or in equity

         13.2 RIGHT OF TERMINATION. This Agreement and the transactions contemplated hereby may be terminated at any time at or prior to the Closing:

         (a) By mutual consent of the parties; or

         (b) Pursuant to the express provisions hereof.


                                   ARTICLE 14
                                 MISCELLANEOUS

       14.1 ARBITRATION. Any dispute or disagreement arising from this Agreement which cannot be solved amicably within a term of thirty (30) days from the date of notification of the disagreement sent by one party to the other, shall be definitively solved by arbitration, pursuant to the Rules of the American Arbitration Association then in force. The arbitration shall take place in Houston, Texas, with each party to pay its own expenses. The arbitration decision shall be final and binding upon the parties.

         14.2 CONFIDENTIALITY. Each party shall maintain the confidentiality of the existing of this Agreement and its terms, and neither party shall divulge any aspect hereof to any third party until such disclosure is permitted by separate formal agreement, or the other party's express prior written consent is obtained; provided, however, that each party shall be permitted to disclose the existence of this Agreement to its parent companies, and respective bankers, accountants, attorneys and consultants, except for Petrosen or Ministries or other governmental agencies of the Republic of Senegal,

         14.3 PUBLIC ANNOUNCEMENTS. No party shall make formal statements or releases to the press or any governmental organization (excluding any loan application made to OPIC) or other third party concerning the existence or content of this Agreement without the express prior written approval of such statement or release by the other party, except where such formal statement or release is required to be made in order to comply with applicable laws (including without limitation any requirements of the United States Securities Exchange Commission) upon advice of counsel, the other party shall act in a cooperative and expeditious manner in reviewing such. The parties shall endeavor at all times to act jointly and consistently in respect of any such statements or releases, subject at all time to the foregoing requirement.

         14.4 NOTICES. Except as otherwise expressly provided in this Agreement, all communications required or permitted under this Agreement will be in writing and any such communication or delivery will be deemed to have been duly given and received when actually delivered to the address set forth below of the party to be notified personally (by a recognized commercial courier or delivery service that provides a receipt) or by telecopier (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications sent by telecopy), addressed as follows:

                   If to Benton and/or Benton Senegal:

                       BENTON OIL AND GAS COMPANY
                       6267 Carpinteria Avenue, Suite 200
                       Carpinteria, California USA 93013
                       Attention:        Mr. Michael B. Wray
                                         Co Chief Executive Officer
                       Telephone:        (805) 566-5600
                       Facsimile:        (805) 566-5610

                       BENTON OIL AND GAS COMPANY (SENEGAL), LTD.
                       6267 Carpinteria Avenue, Suite 200
                       Carpinteria, California USA 93013
                       Attention:        Mr. Michael B. Wray
                                         Co Chief Executive Officer
                       Telephone:        (805) 566-5600
                       Facsimile:        (805) 566-5610

                   If to First and/or Fortesa:

                       FIRST SEISMIC CORPORATION
                       2470 Gray Falls, Suite 190
                       Houston, Texas USA 77977
                       Attention:        Mr. Rogers E. Beall
                                         Chairman
                       Telephone:        (281) 597-8888
                       Facsimile:        (281) 597-8887

                       FORTESA CORPORATION
                       2470 Gray Falls, Suite 190
                       Houston, Texas USA 77977
                       Attention:        Mr. Hayne S. Blakely, President
                       Telephone:        (281) 597-8888
                       Facsimile:        (281) 597-8887

Any party may, by written notice so delivered to the other, change the address to which delivery will thereafter be made.

         14.5 POST-CLOSING. After the Closing has occurred, First shall promptly furnish to Benton a copy of its annual reports, proxy statement, SEC filing and other financial information and investor communications at such time as they are filed or released for so long as Benton is a shareholder of First.

         14.6 ENTIRE AGREEMENT. This Agreement and the Escrow Agreement embody the entire agreement between the parties with respect to the subject matter of this Agreement (superseding all prior agreements, including the Letter of Intent and Confidentiality Agreement), arrangements, understandings and solicitations of interest or offers related to the subject matter of this Agreement), and may be supplemented, altered, amended, modified or revoked by writing only, signed by both of the parties to this Agreement. The headings in this Agreement are for convenience only and will have no significance in the interpretation of any term or provision of this Agreement.

         14.7 GOVERNING LAW. This Agreement will be governed and construed and enforced in accordance with the laws of the State of Texas, without regard to rules concerning conflicts of laws.

         14.8 COUNTERPARTS. This Agreement may be executed in any number of counterparts, and each and every counterpart will be deemed for all purposes one agreement.

         14.9 WAIVER. Any of the terms, provisions, covenants, representations or conditions contained in this Agreement may be waived only by a written instrument executed by the party waiving compliance. The failure of any party at any time or times to require performance of any provision of this Agreement will in no manner affect such party's right to enforce the same. No waiver by any party of any condition, or of the breach of any term, provision, covenant or representation contained in this Agreement, whether by conduct or otherwise, in any one or more instances, will be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, provision, covenant or representation.

         14.10 BINDING EFFECT; ASSIGNMENT. All the terms, provisions, covenants, representations and conditions of this Agreement will be binding upon and inure to the benefit of and be enforceable by the parties to this Agreement and their respective successors and assigns; but this Agreement and the rights and obligations hereunder will not be assignable or delegable by any party without the prior written consent of the non-assigning or non-delegating parties, which may be withheld at the sole discretion of such parties.

         14.11 TIME PERIODS. Time is of the essence in the performance of this Agreement.

         14.12 CONSTRUCTION. Each party hereby acknowledges and agrees that such party has consulted legal counsel in connection with the negotiation of this Agreement and that such party has bargaining power equal to that of the other party in connection with the negotiation and execution of this Agreement. Accordingly, the parties agree the rule of contract construction to the effect that an agreement will be construed against the draftsman will have no application in the construction or interpretation of this Agreement.

         14.13 BOARD APPROVAL. Notwithstanding anything contained herein to the contrary, the parties hereto recognize that this Agreement is subject to the approval by the Board of Directors of First, Fortesa, Benton and Benton Senegal.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                      FIRST SEISMIC CORPORATION

/s/ [illegible]                       By: /s/ Rogers E. Beall
----------------------------------
/s/ [illegible]                       Name: Rogers E. Beall
----------------------------------
                                      Title: Chairman
----------------------------------


                                      FORTESA CORPORATION

/s/ [illegible]                       By: /s/ Hayne S. Blakely
----------------------------------
/s/ [illegible]                       Name: Hayne S. Blakely
----------------------------------
                                      Title: President
----------------------------------


                                      BENTON OIL AND GAS COMPANY


/s/ [illegible]                       By: /s/ Andrei Popov
----------------------------------
/s/ [illegible]                       Name: Andrei Popov
----------------------------------
                                      Title: Vice President
----------------------------------


                                      BENTON OIL AND GAS COMPANY (SENEGAL), LTD.


/s/ [illegible]                       By: /s/ Andrei Popov
----------------------------------
/s/ [illegible]                       Name: /s/ Andrei Popov
----------------------------------
                                      Title: Vice President
----------------------------------